Exhibit 10.1
WEREWOLF THERAPEUTICS, INC.
200 Talcott Ave
WATERTOWN, MA 02472

April 19, 2023
Michael Urban
Via Email
Dear Michael:
On behalf of Werewolf Therapeutics, Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:
1.You will be employed to serve on a full-time basis as a VP, Corporate Controller, effective May 15, 2023.
2.Your base salary will be at the rate of $300,000 per semi-monthly pay period, which is equivalent to an annualized amount of $12,500, subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.
3.Following the end of each fiscal year and subject to the approval of the Board (or a committee thereof), you may be eligible for a discretionary retention and performance bonus of up to 30% of your annualized base salary, subject to tax and other withholdings as required by law, contingent upon your individual performance and the performance of the Company during the applicable fiscal year as determined by the Company’s Board of Directors (or a committee thereof) in its sole discretion. The discretionary performance-based bonus, if any, will be paid annually after the first of the year (but in no event later than March 15th), subject to you being employed with the Company on the payment date, as it also serves as an incentive for you to remain employed at the Company, and will be pro-rated for your first year of employment based on the number of months that you were employed.
4.You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.
5.You will be eligible for 20 paid vacation days, which accrue at the rate of 1.67 days per calendar month of service. After 3 years of service, you will be eligible for 25 days of paid vacation time per year, which accrues at the rate of 2.083 vacation days per calendar month of service. You may carry over 5 days of vacation time per year.
6.Subject to the approval of the Board of Directors of the Company, the Company will grant to you an incentive stock option (the “Option”) granted pursuant to the Company’s 2021 stock Incentive Plan (the “Plan”) for the purchase of 52,500 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.
7.You may also be eligible to receive such future stock option grants as the Board of Directors of the Company shall deem appropriate.
8.You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, as a condition of your employment. You acknowledge that your receipt of the grant of equity set forth in paragraph 6 of this offer letter is contingent upon your agreement to the non-competition provisions set forth in the Non-Competition and Non-Solicitation Agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with such non-competition obligations.
9.You will be eligible to participate in the Werewolf Therapeutics, Inc. Severance Benefits Plan (the “Plan”) in accordance with the terms and conditions of the Plan. The Company reserves the right to amend or terminate the Plan at any time and in any manner in accordance with the terms of the Plan and applicable law.
10.You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.
11.You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.
12.This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company except as explicitly provided in paragraph 9 above.
13.In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company's business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.
14.The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks. You may be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.
15.As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company's policies may lead to immediate termination of your employment. Further, the Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.
16.This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.
If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me (by email) by April 21, 2023. If you do not accept this offer by April 21, 2023, this offer will be revoked.
Very Truly Yours,

WEREWOLF THERAPEUTICS, INC.

By:	/s/ Karen Fiello
Name:	Karen Fiello
Title	Sr. Director of People Operations

The foregoing correctly sets forth the terms of my employment by Werewolf Therapeutics, Inc. I am not relying on any representations pertaining to my employment except for those set forth above.

Date:	4/20/2023	/s/ Michael Urban
Michael Urban

Exhibit A

Invention and Non-Disclosure Agreement

[ATTACHED SEPARATELY]

Exhibit B

Non-Competition and Non-Solicitation Agreement

[ATTACHED SEPARATELY]

WEREWOLF THERAPEUTICS, INC.
200 Talcott Ave
WATERTOWN, MA 02472

June 12, 2023

Michael Urban

Via hand delivery and email
Dear Michael:
As we have previously discussed, this letter confirms that there was a typographical error in your offer letter from Werewolf Therapeutics, Inc. Section 2 of your offer letter should read as follows:

2. Your base salary will be at the rate of $12,500 per semi-monthly pay period, which is equivalent to an annualized amount of $300,000, subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

We look forward to you continuing to be part of the Werewolf team.

Very Truly Yours,

WEREWOLF THERAPEUTICS, INC.

By:	/s/ Karen Fiello
Name:	Karen Fiello
Title	Sr. Director of People Operations

Acknowledged and agreed:

/s/ Michael Urban
Michael Urban